UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2007

GLOBETEL COMMUNICATIONS CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-23532	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 NE 3rd Ave., Suite 1500, Fort Lauderdale, FL		33301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(954) 332-3759

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR  240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR  240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 4, 2007, the Board of Directors of GlobeTel Communications Corp. (the "Company"), in consultation with its outside accounting consultant, determined that the Company will restate its financial statements for the years ended 2004 and 2005, as reported on Form 10-K and for the interim periods in fiscal 2005 and the first two fiscal quarters of 2006 for which the Company filed reports on Form 10-Q.

The Company reviewed its previously filed financials and determined that it misapplied EITF Issue 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent” (“EITF 99-19”) as well as EITF Issue 98-03 “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business” (“EITF 98-3”), Statement of Financial Accounting Standards No. 2, “Accounting for Research and Development Costs” (SFAS 2) and Statement of Financial Accounting Standards No. 141 “Business Combinations” (SFAS 141). The Company estimates $120 million of revenues will be restated between 3rd Qtr 2004 to 2nd Qtr 2006. The Company believes this adjustment will result in decreasing the revenue and cost of sales by the same number which will result in no change to its Gross Margin or its Net Losses. The Company should have recorded only the net revenue from certain transaction from its wholesale telecommunications subsidiary Centerline Communications LLC (“Centerline”). Further, it is anticipated that certain of the revenue attributed to Centerline will be restated.

The Company also estimates $9.9 million of intangible assets will be written off. The charge would be taken to Retained Earnings, increasing the accumulated deficit and reducing shareholders’ equity as well as reducing its total assets. The amounts that the Company allocated to intangible assets in the purchase transactions should have been charged to expense when the respective purchase transactions occurred.

Accordingly, the Company's prior financial statements for such periods should no longer be relied upon. The Company has not discussed this issue with its independent auditors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GlobeTel Communications Corp.
(Registrant)
Date: June 29, 2007	By:	/s/ Peter Khoury

Peter Khoury, CEO